EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-                    ) pertaining to the 2007 Stock Incentive Plan of Republic Services, Inc. of our reports dated February 20, 2008, with respect to the consolidated financial statements and schedule of Republic Services, Inc. included in its Annual Report (Form 10-K, as amended on Form 10-K/A) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Republic Services, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Fort Lauderdale, Florida
May 14, 2008